SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 18, 2009

AMERICAN COMMUNITY PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-14369 (Commission File Number)	52-2058165 (I.R.S. Employer Identification No.)

222 Smallwood Village Center
St. Charles, Maryland 20602
(Address of principal executive offices)(Zip Code)

(301) 843-8600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Appointment of Trustee

On March 18, 2009, Ross B. Levin was appointed as a trustee of American Community Properties Trust (“ACPT” or the “Company) to fill a vacancy on the Board of Trustees, effective March 18, 2009 for a term that will expire at the 2011 Annual Meeting of the Shareholders.  ACPT’s Nominating and Corporate Governance Committee recommended Mr. Levin be appointed as a trustee of ACPT and to serve as a member of the Audit Committee of the Board of Trustees.  Mr. Levin meets the requirements of the NYSE Amex (formerly known as the American Stock Exchange) for service as an independent trustee.

    Ross B. Levin is a securities analyst for Arbiter Partners, LP, a private investment partnership managed by Paul J. Isaac.  Mr. Levin has served Arbiter Partners, LP since June 2005.   Prior to that, Mr. Levin was an agent for the Hogan Companies, a land development and brokerage firm headquartered in Annapolis, Maryland, from May 2004 to March 2005, where he brokered land acquisitions for regional and national builders as well as analyzed land development opportunities for the firm’s account.  Mr. Levin has been a member of the New York Society of Securities Analysts since 2006.

In connection with his election, Mr. Levin will be entitled to receive the standard remuneration provided to the Company’s non-management trustees. This remuneration includes a quarterly cash retainer in the amount of $10,000 and an annual grant of restricted shares valued at $30,000 based on the terms of the Company's share incentive plan, which shall entitle the holder to any dividends declared on the Company's common shares and shall become fully vested on the first anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMUNITY PROPERTIES TRUST
(Registrant)

Dated: March 23, 2009	By:/s/Matthew M. Martin
Matthew M. Martin Chief Financial Officer